                                                                       Exhibit 5



                                October 31, 1997


Board of Directors
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland  20832

RE:  Sandy Spring Bancorp, Inc.
     Registration Statement on Form S-3

Gentlemen:

     We have acted as special counsel to Sandy Spring Bancorp, Inc. ("Bancorp"), in connection with the preparation of the Registration Statement on Form S-3 and Post-Effective Registration Statement on Form S-3 (the "Registration Statement") filed on October 31, 1997 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 237,140 authorized but unissued shares of common stock, par value $1.00 per share ("Common Stock"), of Bancorp which may be offered under Bancorp's Dividend Reinvestment and Stock Purchase Plan (the "Plan"), as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of laws as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that the Common Stock to be issued pursuant to and in accordance with the terms of the Plan will be duly and validly issued, fully paid and nonassessable, provided that the price paid for such Common Stock is not less than the par value thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.


                                    Very truly yours,

                                    KENNEDY, BARIS & LUNDY, L.L.P.


                                    By: /s/ James I. Lundy, III
                                        ---------------------------------------
                                        James I. Lundy, III